Exhibit 5.1

April 25, 2018

Nevan Hanumara, CEO

IIOT-OXYS, Inc.

705 Cambridge Street

Cambridge, MA 02141

Re: Registration Statement on Form S-1

Dear Mr. Hanumara:

I have acted as counsel for IIOT-OXYS, Inc., a Nevada corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-1, including Pre-Effective Amendments No. 1 and 2 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Registration Statement registers the re-sales by certain selling stockholders of the Company of 34,673,202 shares of the Company’s common stock (the “Shares”).

In connection with this opinion, I have reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Articles of Incorporation, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

I am counsel admitted to practice in the in the State of Utah. I am not engaged in the practice of law in the State of Nevada; however, I am generally familiar with the Nevada Revised Statutes as currently in effect and have made such inquiries as I consider necessary to render the opinions contained herein. As such, I express no opinion as to the applicable laws of any jurisdiction other than those of the State of Utah, the State of Nevada only to the extent they relate to the Nevada Revised Statutes and the federal laws of the United States. For purposes of this opinion letter, I have assumed that the applicable laws of all other applicable jurisdictions are the same as the laws of the State of Utah.

The opinions expressed below are limited to the laws of the State of Nevada (including the applicable provisions of the Nevada Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the Shares are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my firm’s name in the related Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ Brian Higley